SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
July 21, 2009

GLOBECOMM SYSTEMS INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-22839	11-3225567
(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)
45 Oser Avenue
Hauppauge, New York 11788
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
(631) 231-9800
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 21, 2009, as a result of Keith Hall’s appointment as President and Chief Operating Officer on June 25, 2009, which was effective July 1, 2009, the Compensation Committee of the Board of Directors of Globecomm Systems, Inc. (the “Registrant”) approved a new employment agreement with Mr. Hall, dated as of July 1, 2009 (the “Employment Agreement”). Pursuant to the terms set forth in the Employment Agreement, the annual rate of Mr. Hall’s base salary has been increased to $300,000 and Mr. Hall will receive certain additional fringe benefits relating to such matters as insurance and estate planning consistent with his promotion. All other material terms of Mr. Hall’s original employment agreement (as amended) remain unchanged.
     In addition, on July 24, 2009, the Board of Directors of the Registrant increased the size of the Board from seven to eight members and appointed Mr. Hall to fill the vacancy on the Board of Directors until the next annual meeting of stockholders of the Registrant and the election and qualification of his successor.
     On July 21, 2009, the Compensation Committee also approved Amendment No. 2 to the Registrant’s Employment Agreement (the “Amendment”) with William Raney which extends the existence of the term of the Employment Agreement from June 30, 2010 to June 30, 2012. Pursuant to the Amendment, Mr. Raney will now serve as Senior Vice President, Corporate Office of the Registrant (his previous position was Senior Vice President, Corporate Sales and Marketing of the Registrant). In addition, (i) effective July 1, 2010, Mr. Raney’s base salary will continue at the current rate and Mr. Raney’s bonus becomes discretionary according to performance goals to be issued by the Registrant (as opposed to specific performance goals set forth in the Employment Agreement) and (ii) Mr. Raney will receive 25,000 shares of the Registrant’s restricted stock, subject to the Registrant’s stockholders approving an increase in the pool of available equity for award under the Registrant’s equity incentive plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Globecomm Systems Inc.
(Registrant)

By: Name:	/s/ Andrew C. Melfi Andrew C. Melfi
Title:	Vice President, Chief Financial Officer and
Treasurer (Principal Financial and Accounting Officer)
Dated: July 27, 2009